AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CITY HOLDING COMPANY

I.The undersigned agrees to become a corporation by the name of CITY HOLDING COMPANY.

II.The address of the principal office of said corporation will be located at 25 Gatewater Road, Cross Lanes, WV 25313.

III.     The purpose or purposes for which this corporation is formed are as follows: To transact any or all lawful business for which corporations may be incorporated under the corporation laws of the State of West Virginia.

IV.     No shareholder or other person shall have any preemptive rights whatsoever.

V.    Provisions for the regulation of the internal affairs of the corporation are:

Each director and officer of this corporation, or former director or officer of this corporation, or any person who may have served at its request as a director or officer of another corporation, his heirs and personal representatives, shall be indemnified by this corporation against costs and expenses at any time reasonably incurred by him arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or to which he may be made a party by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of a duty to the corporation. If in the judgement of the board of directors of this corporation a settlement of any claim, action, suit or proceeding so arising be deemed in the best interests of the corporation, and such director or officer shall be reimbursed for any amounts paid by him in entering such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be in addition to any and all other rights to which any director or other officer may be entitled as a matter of law.

VI.     The Corporation shall have the authority to issue 500,000 shares of preferred stock of a par value of $25 per share and 50,000,000 shares of common stock of a par value of $2.50 per share.

Preferred Stock. Authority is expressly vested in the Board of Directors to fix and determine the relative rights, preferences and limitations, within the limits set forth in Section 31-1-79 of the West Virginia Code 1966, as amended, or any successor statute, of one or more series within the class of preferred stock and to provide for the issuance thereof. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of preferred stock shall be identical except as to the relative rights, preferences and limitations of any series fixed and determined by the Board of Directors pursuant hereto.

Prior to the issuance of any shares of a series of preferred stock, (i) the Board of Directors shall establish such series by adopting a resolution, and by filling with the Secretary of State a statement setting forth the designation and number of shares of the series and the relative rights and preferences thereof, and (ii) the Secretary of State shall have accepted such statement for filing.

Each series of preferred stock shall rank on a parity as to dividends and assets with all other series according to the respective dividend rates and amounts distributable upon any voluntary or involuntary liquidation of the Company fixed for each such series and without preference or priority of any series over any other series; but all shares of preferred stock shall be preferred over shares of common stock as to both dividends and amounts distributable upon any voluntary or involuntary liquidation of the Company.

Common Stock. The holders of common stock shall, to the exclusion of the holders of any other class of stock of the Company, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only (i) as otherwise provided in the certificate of amendment for a particular series of preferred stock, and (ii) as otherwise expressly provided by the then existing statutes of the State of West Virginia. The holders of common stock shall have one vote for each share of common stock held by them.

Subject to the provisions of the certificate of amendment for series of preferred stock, the holders of common stock shall be entitled to receive dividends if, when and as declared by the board of Directors out of funds legally available therefor and to the net assets remaining after payment of all liabilities upon voluntary and involuntary liquidation of the Company.

Junior Participating Cumulative Preferred Stock, Series A. The Corporation has designated 100,000 shares of the authorized but unissued shares of the Corporation’s Preferred Stock, par value $25, as Junior Participating Cumulative Preferred, Series A (hereinafter referred to as “Series A Preferred Stock”). The terms of the Series A Preferred Stock, in the respect in which the shares of such series may vary from shares of any and all other series of Preferred Stock, are as follows:

(a) Dividends and Distributions.

(1) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, and if declared by the Board of Directors out of funds legally available therefor, dividends payable quarterly on March 31, June 30, September 30 and December 31 (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $100 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after June 13, 2001 (the “Rights Dividend Declaration Date”), (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(2) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (1) above immediately after it declares a divided or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend at the rate of $100 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(3) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(b) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(1) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(2) Except as otherwise provided herein, in the Articles of Incorporation or under applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one voting group on all matters submitted to a vote of stockholders of the Corporation.

(3) (i) If at any time dividends on any shares of Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (a “default period”) that shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of the outstanding shares of Series A Preferred Stock together with any other series of Preferred Stock then entitled to such a vote under the terms of the Articles of Incorporation, voting as a separate voting group, shall be entitled to elect two (2) members of the Board of Directors of the Corporation.

(ii) During any default period, such voting right of the holders of Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Subsection (b)(3) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a separate voting group, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors, or if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of any and all series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (b)(3)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request. In the event such meeting is not called within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (b)(3)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a separate voting group, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (b)(3)(ii) be filled by vote of a majority of the remaining Directors theretofore elected by the voting group which elected the Director whose office shall have become vacant. References in this paragraph (b)(3)(iv) to Directors elected by a particular voting group shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock, as a separate voting group, to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock, as a separate voting group, shall terminate, and (z) the number of Directors shall be such number as may be provided for in, or pursuant to, the Articles of Incorporation or bylaws irrespective of any increase made pursuant to the provisions of paragraph 5(b)(3)(ii) (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation or bylaws). Any vacancies in the Board of Directors affected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors, even though less than a quorum.

(4) Except as set forth herein or as otherwise provided in the Articles of Incorporation, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(c) Certain Restrictions.

(1) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Subsection (a) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay or set apart for payment any dividends (other than dividends payable in shares of any class or classes of stock of the Corporation ranking junior to the Series A Preferred Stock) or make any other distributions on, any class of stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock and shall not redeem, purchase or otherwise acquire, directly or indirectly, whether voluntarily, for a sinking fund, or otherwise any shares of any class of stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred stock, provided that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of stock of any such junior class in exchange for, or out of the net cash proceeds from the concurrent sale of, other shares of stock of any such junior class;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock;

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(2) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (1) of Subsection (c), purchase or otherwise acquire such shares at such time and in such manner.

(d) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(e) Liquidation, Dissolution or Winding Up.

(1) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph 3 below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii) being hereinafter referred to as the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series A Preferred Stock and Common Stock, on a per share basis, respectively.

(2) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, then such remaining assets shall be distributed ratably to the holders of all such shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(3) In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(f) Consolidation, Merger, Share Exchange, etc. In case the Corporation shall enter into any consolidation, merger, share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a small number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(g) Redemption. The outstanding shares of Series A Preferred Stock may be redeemed at the option of the Board of Directors as a whole, but not in part, at any time, or from time to time, at a cash price per share equal to (i) 100% of the product of the Adjustment Number times the Average Market Value (as such term is hereinafter defined) of the Common Stock, plus (ii) all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart, without interest. The “Average Market Value” is the average of the closing sale prices of a share of the Common Stock during the 30-day period immediately preceding the date before the redemption date on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of Common Stock during such 30-day period on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value of a share of the Common Stock as determined by the Board of Directors in good faith.

(h) Ranking. The Series A Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

(i) Amendment. Except as permitted by the West Virginia Corporation Act, the Articles of Incorporation or the Bylaws, the Articles of Incorporation shall not be further amended in any manner that would adversely affect the preferences, rights or powers of the Series A Preferred Stock.

(j) Fractional Shares. Series A Preferred Stock may be issued in fractions of one one-thousandth of a share (and integral multiples thereof) which shall entitle the holder, in proportion to such holders’ fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

VII.    The full name and address of the incorporator is:

Name Address

James L. Burns The City National Bank of Charleston

3601 MacCorkle Avenue, S.E.

Charleston, West Virginia, 25304

VIII.    The existence of this corporation is to be perpetual.

IX.    The full name and address of the appointed person to which notice or process may be sent is: Victoria A. Faw, 25 Gatewater Road, Cross Lanes, West Virginia, 25313.
X.
1.Number, Election & Term of Directors. The number of directors shall be set forth in the Bylaws, but in the absence of such a provision in the Bylaws, the number of directors of the corporation shall be 6. Commencing with the 1986 annual meeting of stockholders, the Board of Directors shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. At the 1986 annual meeting of stockholders, directors of the first class (Class I) shall be elected to hold office for a term expiring at the 1987 annual meeting of stockholders; directors of the second class (Class II) shall be elected to hold office for a term expiring at the 1988 annual meeting of stockholders; and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 1989 annual meeting of stockholders. At each annual meeting of stockholders after 1986, the successors to the class of directors whose term shall then expire shall be indemnified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third preceding annual meeting of stockholders. When the number of directors has changed, any newly-created directorships or any decrease in directorships shall be so apportioned among the classes by the Board of Directors as to make all classes as nearly equal as possible.

2.     Newly-Created Directorships and Vacancies. Any vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors through less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term for the class to which they have been elected expires. No decrease in number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.     Removal of Directors. Any director may be removed, with or without cause, only by the affirmative vote of the holders of a majority of the outstanding Common Stock.

4.     Tie Votes. In the event that a vote which is duly brought before the Board of Directors at a meeting at which a quorum is present results in a tie vote, the vote of the Chairman of the Board of the Company or his duly appointed delegate (who shall also be a director) shall be counted twice.

5.     Waiver of Liability. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the West Virginia Business Corporation Act or the laws of the United States or the State of West Virginia, as the same exist or may hereafter be amended. Any repeal or modification of the foregoing provision by the stockholders of the corporation shall not adversely affect any right of protection of a director of the corporation existing at the time of such repeal or modification.

6.     Directors shall be elected by the vote of a plurality of the votes cast in the election of directors, for which purpose broker non-votes and abstentions shall not be counted; provided, however, that if there is an Uncontested Election (hereinafter defined), and a nominee (including a currently serving director nominated for reelection) does not receive a Majority Vote for Election (hereinafter defined), then such nominee shall immediately after the certification of the shareholder vote relating to such election, submit his or her resignation, subject to acceptance or declination by the Board of Directors. Such resignation shall be effective upon the first to occur of: (i) acceptance by the Board of Directors or (ii) 90 days after the date of certification of the shareholder vote relating to the election. An Uncontested Election is defined as an election in which the number of director candidates does not exceed the number of directors to be elected. A Majority Vote for Election is defined as more shareholder votes being cast for such nominee's election than against such nominee's election, counting votes against such nominee's election or for which voting authority for such nominee's election is expressly withheld, but not including abstentions or broker non-votes. No resignation shall be required to be submitted in the event a nominee does not receive a Majority Vote for Election in an election which is not an Uncontested Election. The Board of Directors shall establish a policy and procedures relating to the submission, and the acceptance or declination, of such resignations.